Exhibit 99.1

Synthetech Reports Third Quarter Fiscal 2005 Results

Albany, Oregon, February 11, 2005 — Synthetech, Inc. (Nasdaq:NZYM) today announced financial results for the third quarter and first nine months of fiscal 2005, which ended December 31, 2004. Revenue for the third quarter of fiscal 2005 was $1.2 million, a 59% decrease compared to revenue of $2.9 million in the third quarter of fiscal 2004. Operating loss for the current quarter was $1.3 million, compared to an operating loss of $354,000 for the same quarter last year. Net loss for the quarter was $1.3 million, or $0.09 per share, compared to net loss of $350,000, or $0.02 per share, for the third quarter last year.

For the first nine months of fiscal 2005, revenue of $6.5 million resulted in an operating and net loss of $1.8 million, or $0.12 per share. For the same period last year, revenue of $6.5 million resulted in an operating and net loss of $2.7 million, or $0.19 per share. International sales were $1.3 million and $1.4 million for the first nine months of fiscal 2005 and 2004, respectively. Quarterly fluctuations in the level of international revenue are project dependent and not reflective of any trend.

Synthetech, Inc.
Condensed Statements of Operations
unaudited

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2004	2003	2004	2003
Revenue	$1,181	$2,914	$6,453	$6,530
Cost of revenue	1,675	2,612	6,102	7,309

Gross income (loss)	(494)	302	351	(779)

Research and development	190	167	474	539
Selling, general and administrative	599	489	1,690	1,373

Total operating expense	789	656	2,164	1,912

Operating loss	(1,283)	(354)	(1,813)	(2,691)

Interest income	17	6	36	26
Interest expense	(1)	(2)	(5)	(6)

Loss before income taxes	(1,267)	(350)	(1,782)	(2,671)

Benefit for income taxes	-	-	-	-

Net loss	$(1,267)	$(350)	$(1,782)	$(2,671)

Basic and diluted loss per share	$(0.09)	$(0.02)	$(0.12)	$(0.19)

As of December 31, 2004, Synthetech’s cash and cash equivalents totaled $3.5 million and its working capital was $8.2 million.

Commenting on the recent results, M. “Sreeni” Sreenivasan, President and CEO, said, “As we indicated following the second quarter of fiscal 2005, the third quarter’s results were clearly below recent norms, reflecting a lack of significant revenue from large-scale customer projects. However, our manufacturing facilities continued to be busy during the third quarter to support two key projects expected to ship during our fourth quarter ending March 31, 2005. Both these projects support customer’s drugs in late-stage clinical trials, with filings for regulatory approval of these drugs expected during calendar 2005. As of February 10, 2005, our revenues relating to large-scale project shipments already made during the fourth quarter of fiscal 2005 and our backlog relating to large-scale projects scheduled for shipment during the fourth quarter, totaled approximately $2.3 million. In addition, we continue to be active in supplying smaller orders of key intermediates for several early stage drug development projects.”

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period. Variability in Synthetech’s level of revenue is primarily based on our participation in large-scale customer projects and the timing of shipments arising from these projects. Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues. As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech

Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, and proprietary custom chiral intermediates primarily for the pharmaceutical and cosmeceutical industries. Synthetech’s products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer’s clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases, and in cosmeceuticals.

Forward-Looking Statements

This press release includes “forward looking” information (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including, without limitation, statements regarding: future performance, growth and operating results of Synthetech; the amount and timing of shipments relating to customer projects and orders; and the expected timing of filings by our customers for regulatory approval of drugs under development and other matters relating to drug development progress. Forward looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings. Investors are cautioned that forward-looking statements involve risks and uncertainties, and various factors could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties include, but are not limited to, the following: the uncertain market for products, potential loss of a significant customer, customer concentration, potential termination or suspension by customer of significant projects or cancellation of orders prior to shipment, production factors, industry price pressures and cost factors, competition, government regulation, labor disputes, technological change, and international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2004, as amended, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of our business. Synthetech does not intend to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with respect to them or any change in events, conditions or circumstances on which any such statement is based.

MORE INFORMATION:	Web site: www.synthetech.com E-mail: investor@synthetech.com

CONTACT:	M. "Sreeni" Sreenivasan, President & CEO Gary Weber, CFO PO Box 646 Albany, Oregon 97321 541 967-6575